Exhibit 99.3

CarrAmerica Realty Corporation

For the quarter ended March 31, 2005

Supplemental Quarterly Call Reconciliations - Exhibit 99.3

Debt Plus Preferred Stock to Market Capitalization Percentage Calculation

(In thousands, except ratio)
Market value of common equity	$1,905,904
Preferred equity	201,250
Total Debt (less discount/swap)	1,943,660

Total Market Capitalization	$4,050,814

Preferred equity	$201,250
Total Debt (less discount/swap)	1,943,660

Debt plus Preferred Stock	$2,144,910

Debt plus Preferred to Market Capitalization	53.0%

Projected Funds Available for Distribution Coverage 2005

(In millions, except ratios)		Forecast 2005

Net income		$113-125
Adjustments:	Minority interest	8
	FFO allocable to the minority Unitholders	(14)
	Depreciation and amortization—REIT properties	130
	Depreciation and amortization—Equity properties	18
	Minority interests' (non Unitholders) share of depreciation, amortization and net income	(1)
	(Gain) loss on sale of properties	(92)

FFO as defined by NAREIT		162-174

Less:	Preferred dividends, dividends on unvested restricted stock	(15)

FFO attributable to common shareholders		147-159

FFO allocable to the minority Unitholders		14

Diluted FFO available to common shareholders(1)		$161-173

Less:	Lease commissions/Tenant improvements	(70-80)
	Building capital additions	(9-12)
	Above/below market leases	7-9
	Impairment losses	4
	Straight line rent	(13-15)

Funds available for distribution to common shareholders(2)(3)		$65-94

	Dividends and distributions	$118-122

	Funds Available for Distribution Coverage	.5x-.8x

Adjusted funds available for distribution to common shareholders excluding approximately $26 million for a lease in Washington, DC (3)		$91-120

	Adjusted Funds Available for Distribution Coverage	.75x-1.0x

1    Diluted funds from operations is computed as FFO attributable to common shareholders adjusted to reflect all operating partnership units as if they were converted to common shares for any period in which they are not antidilutive.

2    Adjustments to arrive at FAD do not include amounts associated with properties in unconsolidated entities.

3    Amounts in 2005 include the impact of Dickstein Shapiro lease in Washington, D.C. which represents an approximate $26 million reduction of Funds Available for Distribution to common shareholders.